As filed with the Securities and Exchange Commission on October 23, 2026

Registration No. 333-268059

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

PERFECT CORP.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

14F, No. 98 Minquan Road

Xindian District

New Taipei City 231

Taiwan

+886-2-8667-1265
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Perfect Corp. 2021 Stock Compensation Plan, as Amended
(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

United States

(800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ching-Yang Lin, Esq.

Sullivan & Cromwell (Hong Kong) LLP

20th Floor, Alexandra House

18 Chater Road, Central

Hong Kong

+852-2826-8606

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Perfect Corp. (the “Registrant”) is filing this post-effective amendment (this “Post-Effective Amendment”) to its registration statement on Form S-8 (File No. 333-268059) (the “Registration Statement”) to deregister all unsold securities originally registered by the Registrant pursuant to the Registration Statement:

•	Registration Statement (No. 333-268059), filed with the Securities and Exchange Commission (the “Commission”) on October 28, 2022, with respect to an aggregate of 5,311,310 ordinary shares of the Registrant, including both Class A ordinary shares and Class B ordinary shares, par value US$0.10 per share, thereby registered for offer or sale under the Perfect Corp. 2021 Stock Compensation Plan, as Amended.

On July 10, 2026, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ProjectNY, an exempted company incorporated under the laws of the Cayman Islands (“Merger Sub”).

At 7:00 a.m. (Cayman Islands time) on October 23, 2026 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger and Merger Sub ceasing to exist. Upon completion of the Merger, the Registrant became a privately held company.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taipei City, Taiwan, on October 23, 2026.

Perfect Corp.

By	/s/ Alice H. Chang
	Name:	Alice H. Chang
	Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.